Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BIONIK LABORATORIES CORP.

Bionik Laboratories Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.       The name of the Corporation is Bionik Laboratories Corp. and the Corporation was originally incorporated pursuant to the DGCL by filing the Certificate of Incorporation with the Secretary of State of the State of Delaware on June 25, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 10, 2015. Certificates of Amendment of the Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on November 8, 2017 and June 11, 2018 (as amended and restated, the “Certificate of Incorporation”).

2.       That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

3.       Article FIFTH of the Certificate of Incorporation is hereby amended by deleting same in its entirety and replacing same with:

FIFTH: Subject to the remainder of this Article FIFTH, effective on October 29, 2018 (the “Effective Time”), a reverse stock split of the Common Stock will be effected such that every one-one hundred fifty shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be reclassified and converted into one share of Common Stock (the “New Common Stock”), automatically and without any action on the part of the holder thereof, subject to the treatment of fractional share interests as described below. Each old certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such Old Certificate shall have been reclassified. All fractional shares of Common Stock shall be rounded to the next higher whole number of shares of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates (the “New Certificates”) shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that transfer taxes are not payable. From and after the Effective Time, the amount of capital represented by the shares of New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

4.       That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 242 of the DGCL.

5.       That the foregoing amendment shall be effective as of 4:30 P.M. Eastern Time on October 29, 2018.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of October, 2018.

By: /s/ Leslie Markow
Name: Leslie Markow
Title: Chief Financial Officer